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                               EXHIBIT 99.2


[NCBE logo]  [NATIONAL CITY BANCSHARES, INC. letterhead]

FOR IMMEDIATE RELEASE

Contacts:  Michael F. Elliott, Chairman and CEO of NCBE
             (812) 464-9604
           Robert A. Keil, President of NCBE
             (812) 464-9673
           Curtis D. Ritterling, Executive Vice President of NCBE
             (812) 464-9611

NATIONAL CITY BANCSHARES, INC. REPORTS RECORD EARNINGS BEFORE
MERGER-RELATED AND CONSOLIDATION COSTS

EVANSVILLE, INDIANA -- October 26, 1998 -- National City Bancshares, Inc. (Nasdaq: NCBE), a multi-bank holding company headquartered in Evansville, Indiana, today reported record level net income for the first nine months of 1998 of $19 million before merger-related and consolidation charges.

NCBE reported net income for the first nine months ended September 30, 1998, excluding merger-related and consolidation costs, of $19,052,000 or $1.43 per share on a diluted basis, up from $18,123,000, or $1.34 per share on a diluted basis for the same period in 1997. NCBE incurred $3,162,000 before-tax charges associated with merger activities and consolidation of certain operational functions. These charges included $1,337,000 in acquisition-related costs, $874,000 in consulting fees, and a $951,000 restructuring charges, primarily consisting of severance and employee-related costs. The Corporation estimates future annual pre-tax cost savings from the consolidation project to be $3,338,000. Including these charges, year-to-date net income was $16,889,000, or $1.27 per share on a diluted basis.

"The continuous improvement in the operational performance of our subsidiaries provides positive earnings momentum as we head into 1999," stated Michael F. Elliott, Chairman and Chief Executive Officer of NCBE.

Income for the third quarter of 1998 was reduced by $1,012,000 and $1,825,000 in nonrecurring before-tax charges associated with merger activities and the consolidation of certain operational functions, respectively. Excluding these nonrecurring charges, net income for the third quarter of 1998 was $6,228,000, or $0.46 per share on a diluted basis, up from $5,978,000, or $0.44 per share on a diluted basis, from the same period in 1997. Including these charges, third quarter net income was $4,390,000, or $0.32 per share on a diluted basis.

Net interest income and noninterest income also improved over the prior year. Net interest income was $18,660,000 for the third quarter, compared to $16,774,000 for the same period in 1997. This increase of $1,886,000, or 11.2%, was primarily due to an increase in loan volume and acquisitions accounted for as purchases. Third quarter noninterest income for 1998, excluding gains on sale of securities, increased by $497,000 from $1,394,000 to $1,723,000, or 16.2%, over the corresponding quarterly results in 1997, primarily for the same reasons.




Curtis D. Ritterling, Executive Vice President of NCBE, commented, "We have made great strides in our restructuring efforts. The consolidation of our back office operations is on schedule; and we anticipate the smooth integration of our recently acquired institutions."

During the third quarter, the Corporation completed the acquisitions of Community First Financial, Inc. and Trigg Bancorp, Inc., adding approximately $228 million in assets. Also during the quarter, NCBE completed the internal mergers of The Bank of Illinois in Mt. Vernon and First National Bank of Wayne City, Illinois under the name Bank of Illinois, National Association; and The Peoples National Bank of Grayville, Illinois into The National City Bank of Evansville.

On October 1, NCBE completed the acquisitions of Hoosier Hills Financial Corporation, a one-bank holding company for Ripley County Bank in Osgood, Milan, and Versailles, Indiana; and 1st Bancorp Vienna, Inc., a one-bank holding company for The First State Bank of Vienna in Vienna, Illinois, adding approximately $155 million in totals assets.

"Forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause NCBE's actual results to differ from those expected at the time of this release. Investors are urged to carefully review and consider the various disclosures made by NCBE in its periodic reports filed with the Securities and Exchange Commission.

PROFILE OF NATIONAL CITY BANCSHARES, INC.
National City Bancshares, Inc., a $2 billion multi-bank holding company headquartered in Evansville, Indiana, currently operates 15 financial institutions in 62 locations in Indiana, Illinois, Kentucky, and Ohio.
NCBE has acquisitions pending with the following financial organizations:
Princeton Federal Bank, fsb, headquartered in Princeton, Kentucky; Commonwealth Commercial Corp., headquartered in Crittenden, Kentucky; Downstate Banking Co., headquartered in Brookport, Illinois; and Progressive Bancshares, Inc., headquartered in Lexington, Kentucky. When all pending acquisitions and subsequent mergers are completed, NCBE expects to have 14 bank charters and assets of approximately $2.2 billion. This includes 69 offices throughout Indiana, Illinois, Kentucky, and Ohio.

Additional information on NCBE is available on the internet at http://www.nationalcity.com


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                                  [NCBE logo]


                        NATIONAL CITY BANCSHARES, INC.
                             FINANCIAL HIGHLIGHTS


(Dollar Amounts Other Than Share Data in Thousands)


                                 Three Months Ended       Nine Months Ended
                                    September 30             September 30
                                  1998      1997 (1)       1998      1997 (1)
                               ---------   ---------    ---------   ---------
PER SHARE:

 Net Income - Basic              $0.32       $0.45        $1.28       $1.35
 Net Income - Diluted            $0.32       $0.44        $1.27       $1.34
 Dividends Declared (2)           0.18        0.15 1/4     0.54        0.45 3/4
 Book Value                      14.15       13.26        14.15       13.26
 Closing Stock Price             39.63       40.48        39.63       40.48


FOR THE PERIOD:

 Net Interest Income           $18,660     $16,774      $54,538     $49,163
 Provision for Loan Losses         695         757        2,571       1,527
 Noninterest Income              3,624       3,121       11,465       9,090
 Noninterest Expense            15,236      10,492       39,143      30,608
 Net Income                      4,390       5,978       16,889      18,123
 Dividends Declared (2)          2,432       1,522        6,410       4,505


END OF PERIOD BALANCES:

 Total Assets               $1,833,636  $1,592,633   $1,833,636  $1,592,633
 Total Loans                 1,343,233   1,105,190    1,343,233   1,105,190
 Allowance for Loan Losses      13,201      10,635       13,201      10,635
 Deposits                    1,398,818   1,225,150    1,398,818   1,225,150
 Shareholders' Equity          191,370     168,374      191,370     168,374


AVERAGES:

 Total Assets               $1,834,387  $1,569,830   $1,780,436  $1,522,688
 Loans, Net                  1,317,525   1,080,662    1,242,794   1,038,181
 Deposits                    1,420,149   1,221,399    1,389,275   1,193,383
 Shareholders' Equity          179,968     164,986      180,705     160,140


WEIGHTED AVERAGE SHARES
 OUTSTANDING:

 Basic                      13,514,251  13,373,479   13,199,806  13,375,509
 Diluted                    13,630,979  13,512,804   13,337,199  13,503,342


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SELECTED RATIOS:

 Return on Average Assets            0.95%       1.51%        1.28%       1.59%
 Return on Average Equity            9.66       14.39        12.50       15.15
 Net Interest Margin                 4.77        4.95         4.81        4.97
 Tangible Equity to
  Tangible Assets                    8.38        9.85         8.38        9.85
 Equity Capital to Total Assets     10.44       10.57        10.44       10.57
 Allowance for loan losses as
  a percent of underperforming
  loans (3)                        141.49      162.61       141.49      162.61
 Ratio of Market-to-Book Value     280.07      305.28       280.07      305.28
 Price Earnings Multiple            30.96       22.49        23.22       22.49
 Cash Dividend Yield                 0.45        0.38         1.82        1.51



(1) Restated to reflect the merger, on a pooling-of interests basis, with Fourth First Bancorp on December 31, 1997, Illinois One Bancorp, Inc.
      on May 31, 1998, Trigg Bancorp, Inc. and Community First Financial, Inc. on August 31, 1998. The per share and weighted average shares outstanding have been restated to reflect a 5% stock dividend paid in December 1997.
(2)  As paid by National City Bancshares, Inc.
(3) Underperforming loans consist of nonaccrual loans, restructured loans, and loans 90 days past due.



                             Nasdaq Symbol:  NCBE

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